Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-291972 on Form S-4 of our reports dated February 25, 2026 relating to the financial statements of VICI Properties L.P. and the effectiveness of VICI Properties L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of VICI Properties L.P. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
March 4, 2026